Exhibit 10.52
Libbey Inc.
EXECUTIVE DEFERRED COMPENSATION PLAN
PLAN DOCUMENT

LIBBEY INC.
EXECUTIVE DEFERRED COMPENSATION PLAN
          The Libbey Inc. Executive Deferred Compensation Plan (the “Plan”) is hereby adopted by Libbey Inc., a corporation organized and existing under and by virtue of the laws of the State of Delaware (the “Company”):
WITNESSETH:
          WHEREAS, the Company, in order to reward a select group of management and/or highly compensated employees (“Executive(s)”), desires to provide Executives with additional retirement benefits through the Plan.
          NOW, THEREFORE, the Company hereby adopts, effective January 1, 2009, the Plan described below:
ARTICLE 1
NAME AND PURPOSE
1.1.	Name. The name of the Plan shall be the Libbey Inc. Executive Deferred Compensation Plan.

1.2.	Purpose. The purpose of the Plan is to reward certain management and highly compensated employees of the Company who have contributed to the Company’s success and are expected to contribute to such success in the future.

1.3.	Plan for a Select Group. The Plan shall cover only Executives of the Company who are chosen at the Company’s discretion and who are members of a “select group of management or highly compensated employees,” within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1). The Company shall have the authority to take any and all actions necessary or desirable in order for the Plan to satisfy the requirements set forth in ERISA and the regulations thereunder applicable to plans maintained for Executives who are members of a select group of management or highly compensated employees.

1.4.	Not a Funded Plan. It is the intention and purpose of the Company that the Plan shall be deemed to be “unfunded” for tax purposes and deemed a plan as would properly be described as “unfunded” for purposes of Title I of ERISA. The Plan shall be administered in such a manner, notwithstanding any contrary provision of the Plan, in order that it will be so deemed and would be so described.
ARTICLE 2
DEFINITIONS
          Unless the context otherwise indicates, the following words have the following meanings wherever used in this plan document:

2.1.	Administrator. “Administrator” means such person or entity as is determined by the Company, and in absence of a determination by the Company, the Employee Benefits Committee of the Company.

2.2.	Appeals Committee. “Appeals Committee” means the Compensation Committee.

2.3.	Base Salary. “Base Salary” means a Participant’s base remuneration for services rendered to the Company or an affiliated company as an Executive and while a Participant. A Participant’s Base Salary will not be reduced by any of the following:
(a)	amounts that are excluded from taxable income under Code Sections 125, 402(a)(8) or 402(h); and

(b)	amounts that are excluded from taxable income because they are deferred by the Participant under a plan similar to the Plan.
However, Base Salary shall not include any bonus amounts, incentive payments, commission payments, fringe benefits, special benefits, perquisites or employer contributions under any benefit plan of the Company or an affiliated company.
2.4.	Beneficiary. “Beneficiary” means any person who receives, or is designated to receive, payment of any benefit under the terms of the Plan because of the participation of an Executive in the Plan.

2.5.	Benefit Commencement Date. “Benefit Commencement Date” means the first date as of which benefits are to be paid pursuant to the terms of the Plan.

2.6.	Benefit Payment. “Benefit Payment” means payment of the benefit as set forth in Article 6 and Article 7, as applicable.

2.7.	Board. “Board” means the board of directors of the Company.

2.8.	Bonus. “Bonus” means a Participant’s cash bonus, incentive payments and commissions for services rendered to the Company as an Executive and while a Participant. A Participant’s Bonus will not be reduced by any of the following:
(a)	Amounts that are excluded from taxable income under Code Sections 125, 402(a)(8) or 402(h); and

(b)	Amounts that are excluded from taxable income because they are deferred by the Participant under a plan similar to the Plan.
However, a Bonus shall not include fringe benefits, special benefits, perquisites or employer contributions under any benefit plan of the Company.
2.9.	Change in Control. “Change in Control” means a “Change in Ownership,” a “Change in Effective Control” or a “Change of Ownership of a Substantial Portion of Assets,” as defined in Code Section 409A and the regulations issued thereunder and summarized herein (“§409A”). A “Change in Ownership” occurs on the date that any one person or more than one person acting as a group (as defined in §409A) acquires ownership of the Company’s stock in an amount that, when taken together with stock then held by that person or group, constitutes more than 50% of the total fair market value or total voting power of the Company’s stock. A “Change in Effective Control” occurs on the date that either (a) any one person or more than one person acting as a group acquires (or has acquired during a period of twelve (12) consecutive months ending on the date of the most recent acquisition by such person or persons) ownership of the Company’s stock possessing 30% or more of the total voting power of the Company’s stock; or (b) a majority of members of the Board is replaced during any period of twelve (12) consecutive months by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. A “Change of Ownership of a Substantial Portion of Assets” occurs on the date that any one person or more than one person acting as a group acquires (or has acquired during a period of twelve (12) consecutive months ending on the date of the most recent acquisition by that person or persons) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the Company’s assets immediately prior to the acquisition or acquisitions.

2.10.	Code. “Code” means the Internal Revenue Code of 1986 and any regulations or other pronouncements promulgated thereunder. Whenever a reference is made in this plan document to a specific Code section, that reference shall be deemed to include any successor Code section having the same or a similar purpose.

2.11.	Company. “Company” means Libbey Inc. and any successor company or business organization that assumes the duties and obligations of Libbey Inc. under the Plan.

2.12.	Compensation. “Compensation” means Base Salary, Bonus and/or Equity Compensation, as the case may be.

2.13.	Compensation Committee. “Compensation Committee” means the Compensation Committee of the Board or such other committee of the Board as has a similar function and is designated by the Board as having responsibility for the Company’s executive compensation programs.

2.14.	Deferral Amount. “Deferral Amount” means, for each Participant, Compensation that in the absence of a Deferral Election would be payable to the Participant on a Deferral Date and that the Participant has elected to defer pursuant to a Deferral Election.

2.15.	Deferral Date. “Deferral Date” means the date on which the Compensation that is subject to a Deferral Election would have been paid (or, in the case of Equity Compensation, the date on which Company common stock would have been issued in settlement thereof) in the absence of the Deferral Election.

2.16.	Deferral Election. “Deferral Election” means an election made by a Participant pursuant to Article 4 of this Plan.

2.17.	Disability. A Participant shall be considered to have a “Disability” if the Participant:
(a)	Is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or

(b)	Is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident or health plan covering employees of the Company.
2.18.	Effective Date. “Effective Date” means January 1, 2009, the date on which the Plan becomes effective.

2.19.	Equity Compensation. “Equity Compensation” means restricted shares and the shares that the Company is obligated to issue at the time restricted stock units, performance shares or performance units are earned, or deemed earned, by the Participant.

2.20.	ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any regulations or other pronouncements promulgated thereunder. Whenever a reference is made herein to a specific ERISA section, that reference shall be deemed to include any successor ERISA section having the same or a similar purpose.

2.21.	Executive. “Executive” means any key employee of the Company who serves in an executive capacity, whether or not a Board member, but excluding any person serving only in the capacity of Board member.

2.22.	Matching Contribution. “Matching Contribution” means a contribution to be credited to a Participant’s Deferral Account by the Company pursuant to Section 4.8.

2.23.	Measurement Funds. “Measurement Funds” means the hypothetical investments in which the Participant’s Deferral Account may be deemed to be invested; the particular Measurement Funds into which the Participant has elected to defer his or her Compensation will be used to value his or her Deferral Account.

2.24.	Participant. “Participant” means any eligible Executive who is designated by the Compensation Committee as eligible to participate in the Plan.

2.25.	Participant Access System. “Participant Access System” means the online administration system that provides Participants with the ability to make various elections with respect to their Plan participation and with continual access to important Plan information.

2.26.	Performance-based. Compensation is “Performance-based” if the amount of, or the entitlement to, the Compensation is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a Performance Period of at least twelve (12) consecutive months. Organizational or individual performance criteria are considered pre-established if established in writing by the date not later than ninety (90) days after the commencement of the Performance Period, provided that the outcome is substantially uncertain at the time the criteria are established. Performance-based Compensation also includes payments based upon subjective performance criteria, provided that—
(a)	The subjective performance criteria are bona fide and relate to the performance of the Participant, a group of employees that includes the Participant, or a business unit for which the Participant provides services (which may include the entire Company); and
(b)	The determination that any subjective performance criteria have been met is not made by the Participant or a family member of the Participant, or a person under the effective control of the Participant or such a family member, and no amount of the compensation of the person making such determination is effectively controlled in whole or in part by the Participant or such a family member.
2.27.	Performance Period. “Performance Period” means, with respect to “Performance-based” Compensation, the period designated by the Compensation Committee as the period over which the applicable performance measure(s) must be achieved in order for a Performance-based Bonus or Performance-based Equity Compensation to be earned.

2.28.	Plan. “Plan” means the Libbey Inc. Executive Deferred Compensation Plan, as it may be later amended.

2.29.	Plan Year. “Plan Year” means a period of twelve (12) consecutive months ending on December 31 in each calendar year.

2.30.	Separation from Service: “Separation from Service” means the date on which the Participant incurs a “separation from service” within the meaning of the Code.

2.31.	Unforeseeable Emergency. “Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from (a) an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary or a dependent of the Participant, (b) loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance), or (c) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Amounts distributed upon the occurrence of an Unforeseeable Emergency may not exceed the amounts necessary to satisfy the emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the payment, after taking into account the extent to which the hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of assets would not itself cause severe financial hardship) or by cessation of deferrals under the Plan.
ARTICLE 3
ELIGIBILITY AND PARTICIPATION
3.1.	Eligibility. The Compensation Committee may from time to time in its discretion designate one or more Executives as eligible to participate in the Plan. An Executive shall be considered eligible for participation (or to continue to participate) only if he or she is part of a “select group of management and highly compensated employees” within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1).

3.2.	Participation. Each Executive who has been designated as eligible to participate in the Plan shall become a Participant on or as of the date designated by the Compensation Committee as the effective date of participation. The Executive shall remain a Participant until the earlier of (a) the date of his or her Separation from Service, or (b) the cessation of eligible status pursuant to Section 3.3.

3.3.	Cessation of Participation Initiated by the Compensation Committee. If the Committee determines, in its sole discretion, that a Participant is not, or may not be, a member of a “select group of management or highly compensated employees” as defined above, then the Compensation Committee may, in its sole discretion, terminate such Participant’s participation in the Plan effective with the Plan Year commencing after the Plan Year in which the Compensation Committee makes that determination. In the event of such termination or participation:
(a)	The Participant shall no longer have additional amounts credited to his or her Deferral Account pursuant to Section 4.10;

(b)	The Compensation Committee shall direct that such actions be taken as most closely adhere to the terms of the Plan while not putting at risk its status as a plan maintained for a “select group of management or highly compensated employees;” and

(c)	With respect to a Participant whose Plan participation is terminated on or after the Effective Date, no Benefit Payments shall be made to the Participant other than pursuant to Article 6 and Article 7.
ARTICLE 4
DEFERRAL ACCOUNT
4.1.	Deferral Elections. A Participant may, in accordance with Sections 4.2 through 4.7 below, make certain elections with respect to the deferral of Compensation. If a Participant makes a Deferral Election pursuant to the Plan for a Plan Year, then the Company shall retain a portion of the Compensation that otherwise would be paid to the Participant by the Company and shall credit that portion of the Participant’s Compensation to the Participant’s Deferral Account pursuant to Section 4.10.

4.2.	Base Salary Deferral. With respect to each Plan Year, a Participant may elect to defer a portion of Base Salary by making a Deferral Election via the Participant Access System or in writing, as required by the Administrator. A Participant’s Deferral Election shall specify a stated percentage of the Participant’s Base Salary, which specified percentage or dollar amount shall not exceed sixty percent (60%) of the amount by which the Participant’s Base Salary exceeds amounts required to meet payroll and qualified 401(k) plan obligations. The amount so elected under the Deferral Election shall be credited to the Participant’s Deferral Account.

4.3.	Bonus Deferral. A Participant may elect to defer a portion of his or her potential Bonus for any twelve (12) month award period (“Award Period”) by making a Deferral Election via the Participant Access System or in writing, as required by the Administrator. A Participant’s Deferral Election shall specify a stated percentage or dollar amount of the Participant’s Bonus, which specified percentage or dollar amount shall not exceed sixty percent (60%) of the amount by which the Participant’s Bonus exceeds amounts required to meet payroll obligations. The amount so elected under the Deferral Election shall be credited to the Participant’s Deferral Account.

4.4.	Equity Compensation Deferral. A Participant may, by making a Deferral Election via the Participant Access System or in writing, as required by the Administrator, elect to defer a portion of his or her Equity Compensation earned in the Plan Year to which a Deferral Election relates. A Participant’s Deferral Election shall specify a stated percentage of the Participant’s Equity Compensation, which specified percentage shall not exceed eighty percent (80%) of the Participant’s Equity Compensation. The amount so elected under the Deferral Election shall be credited to the Participant’s Deferral Account and deemed invested in the Libbey Inc. phantom stock Measurement Fund.

4.5.	General Deferral Election Rules. A Participant’s Deferral Election shall be irrevocable during the Plan Year for which it is made, provided that a Deferral Election as to Bonus or Equity Compensation that is “Performance-based” shall be irrevocable following the end of the extended election period described in Section 4.6(c).

4.6.	Specific Deferral Election Rules. The following rules govern all Participant Deferral Elections under the Plan:
(a)	Subject to Section 4.6(c), a Participant must complete a Deferral Election prior to the first day of the Plan Year for which the Compensation may be earned, or such earlier deadline as the Administrator in its sole discretion may establish.

(b)	If a Participant first becomes eligible to participate in the Plan after the first day of a Plan Year, the Participant must, in order to defer Compensation earned in that Plan Year, complete, either in writing or via the Participant Access System, a Deferral Election within thirty (30) days after he or she first becomes eligible to participate in the Plan, or within such other earlier deadline as the Administrator, in its sole discretion, may establish. Such election shall apply to Compensation for services rendered after the date of the election. If, after the commencement of an Award Period, the Participant makes an initial Deferral Election with respect to Bonus that is not Performance-based, then the maximum amount of the Bonus that may be deferred pursuant to that Deferral Election shall be an amount equal to product of the total amount of the Bonus for the Award Period and a fraction, the numerator of which is the number of days remaining in the Award Period after the date on which the Deferral Election was made and the denominator of which is the total number of days in the Award Period. The election shall become irrevocable upon the end of the thirty (30) day period. The determination of whether a Participant may file a distribution election under this paragraph shall be made in accordance with the rules of Code Section 409A, including the provisions of Treasury Regulation Section 1.409A-2(a)(7).

(c)	If Bonus or Equity Compensation is Performance-based, then any initial or subsequent Deferral Election may be submitted to the Administrator no later than six (6) months prior to the end of the applicable Performance Period, provided that the Participant performs services continuously from the later of (i) the beginning of the Performance Period or (ii) the date on which the Compensation Committee established the performance criteria through the date on which the Deferral Election is made. In no event, however, may a Deferral Election relating to Performance-based Bonus or Equity Compensation be made after the date on which the achievement of the performance criteria has become readily ascertainable (as defined in the regulations under Code Section 409A).

(d)	No Deferral Election shall be effective with respect to Compensation paid before the satisfactory completion of the requirements described in this Section 4.6 and any other requirements the Administrator may determine are necessary.

(e)	A Participant’s Deferral Election under this Plan shall be terminated to the extent the Administrator determines, in its sole discretion, that the termination of the Participant’s Deferral Election is required due to an Unforeseeable Emergency or Code Section 401(k) plan hardship withdrawal. If the Administrator determines, in its sole discretion, that a termination of the Participant’s deferral is required in accordance with the preceding sentence, the Participant’s deferrals shall be terminated as soon as administratively practicable following the date on which the determination is made.
4.7.	“Evergreen” Election. A Deferral Election made in one calendar year with respect to Compensation payable for service rendered in the succeeding calendar year shall be deemed renewed automatically with respect to Compensation payable for service rendered in each subsequent calendar year during which the Participant renders service to the Company. However:
(a)	Each renewal of the Deferral Election according to this Section 4.7 shall be deemed a separate Deferral Election, the terms of which are identical to the original Deferral Election; and

(b)	In lieu of automatically renewing a Deferral Election, the Participant may make a separate written Deferral Election, pursuant to Sections 4.2 through 4.6 above, with respect to Compensation payable for service rendered in the subsequent calendar year.
4.8.	Matching Contributions. The Company may credit a Matching Contribution to the Participant’s Deferral Account.

4.9.	Establishment of Deferral Accounts. The Administrator or designated representative shall establish on its books and records a Deferral Account (or multiple Deferral Accounts, which shall be referred to in this plan document in the aggregate as “Deferral Account”) in the name of each Participant. All amounts credited to the Deferral Account of any Participant or Beneficiary shall constitute a general, unsecured liability of the Company.

4.10.	Crediting of Deferral Amounts. Amounts shall be credited to the Participant’s Deferral Account as of the date on which the Compensation would have been paid to the Participant absent the Deferral Election.

4.11.	Adjustment of Deferral Account. The Deferral Account shall be adjusted for earnings (including, in the case of phantom stock of the Company, dividend equivalents), gains and losses as if the Deferral Account held actual assets and such assets were invested in Measurement Funds in accordance with Section 4.13. The value of each Participant’s Deferral Account shall be determinable on a daily in accordance with, and in the order of, the following:

(a)	Beginning Balance. The balance at the beginning of the day, which equals the Ending Balance (as described below) as of the end of the most recent business day.

(b)	Sub-Ending Balance. The Beginning Balance, plus applicable Deferral Amounts, less any Benefit Payments and forfeitures, in each case that are made on or occur as of such date.

(c)	Investment Earnings. Investment earnings (including, in the case of phantom stock of the Company, dividend equivalents), gains and losses determined pursuant to this Section will be credited to each Participant’s Deferral Account as of each business day.

(d)	Ending Balance. The Sub-Ending Balance plus Investment Earnings.
4.12.	Measurement Funds. The Company shall designate Measurement Funds for the valuation of each Participant’s Deferral Account as if the Deferral Account held actual assets. The Measurement Funds shall include a phantom stock fund deemed invested in the Company’s common stock and may include, among other types of funds, the following types of funds as determined by the Company:
(a)	mutual funds, including without limitation, equity funds, money market funds, fixed income funds and balanced funds,

(b)	any insurance company’s general account, or

(c)	any special account established and maintained by any insurance company.
The Company shall have the sole discretion to determine the number and nature of Measurement funds to be designated and may change or eliminate the Measurement Funds from time to time.
4.13.	Investment Allocations. Participants shall direct the allocation of their Deferral Account among the Measurement Funds designated by the Company as though the Deferral Account held actual assets. Any such directions of investment shall be subject to such rules as the Company and Administrator may prescribe, including, but not limited to, rules concerning the manner of providing investment directions and the frequency of changing investment directions. If a Participant does not direct the investment of any portion of a Participant’s Deferral Account, the undirected portion shall be deemed to be invested in the money market Measurement Fund. However, deferrals of Equity Compensation will be deemed to be allocated to the Libbey Inc. common stock Measurement Fund.
ARTICLE 5
VESTING
5.1.	Vesting of Deferral Account. A Participant shall always be one hundred percent (100%) vested in the portion of his or her Deferral Account attributable to deferrals of Base Salary and Bonus and the portion of his or her Deferral Account attributable to Equity Compensation that has been earned or deemed earned by the Participant.

5.2.	Vesting of Matching Contributions. A Participant shall always be one hundred percent (100%) vested in the portion of his or her Deferral Account attributable to any Matching Contributions.
ARTICLE 6
DISTRIBUTION ELECTIONS
6.1.	Distribution Elections, Generally. A Participant shall make a distribution election during the period established and in the manner specified by the Administrator, but in any event in accordance with Section 6.2. An election that is not timely shall be considered void and shall have no effect. The Administrator may modify the method by which an election may be made prior to the date the election becomes irrevocable under the rules of Section 6.2.

6.2.	Timing Requirements for Elections.
(a)	Generally. A Participant may make a distribution election no later than December 31 of the year prior to the year in which deferrals or Matching Contributions are credited to the Participant’s Deferral Account or such earlier time as the Administrator may designate in its sole discretion. Once made, an election shall become irrevocable effective as of the first day of the Plan Year to which the election relates.

(b)	Newly Eligible Participant. In the case of the first year in which an Executive becomes eligible to participate in the Plan, he or she may make an initial distribution election by submitting an election within thirty (30) days after the date on which the Executive becomes eligible to participate in the Plan or such earlier time as the Administrator may designate, with respect to a deferral or Matching Contribution for services to be performed after the election. The election shall become irrevocable upon the end of the thirty (30) day period. The determination of whether a Participant may file a distribution election under this paragraph shall be determined in accordance with the rules of Code Section 409A, including the provisions of Treasury Regulation Section 1.409A-2(a)(7).
6.3.	Subsequent Election Changes. A Participant may make a subsequent election to change the timing or form of Benefit Payments for amounts that are subject to an irrevocable distribution election by appropriate notice submitted to the Administrator. Any such modified election must adhere to the following requirements:
(a)	The election may not take effect until at least twelve (12) months after the date on which the election is made;

(b)	The first Benefit Payment (other than due to death, Disability or Unforeseeable Emergency) with respect to the election must be deferred for a period of not less than five (5) years from the date on which the Benefit Payment otherwise would have been made; and

(c)	The election may not be made less than twelve (12) months prior to any specific or fixed Benefit Payment date required by the prior election.

The election that the Administrator most recently has accepted and that has become effective shall govern the payout of any benefit.
ARTICLE 7
BENEFIT PAYMENT EVENTS
7.1.	Timing of Distribution. Except as otherwise provided in Section 7.8, distribution of a Participant’s Deferral Account shall be made in accordance with the following:
(a)	The Benefit Commencement Date elected by a Participant under Section 7.2 with respect to an In-Service Payout;

(b)	The date set forth in Section 7.3 with respect to a Participant’s Separation from Service after attaining age 62;

(c)	The date set forth in Section 7.4 with respect to a Participant’s Separation from Service before attaining age 62;

(d)	The date set forth in Section 7.5 with respect to a Participant’s death;

(e)	The date set forth in Section 7.6 with respect to the Participant’s Disability; or

(f)	The date set forth in Section 7.7 with respect to a Change in Control.
7.2.	In-Service Payout. A Participant may irrevocably elect, in his or her election, to receive a specified percentage, or dollar amount, of the vested portion of his or her Deferral Account as of a specific Benefit Commencement Date, which may be any date prior to Separation from Service. The distribution shall be paid or begin to be paid as soon as administratively feasible following the specified Benefit Commencement Date but not later than thirty (30) days following the specified date. Any remaining vested Deferral Account balance shall be distributed upon the earliest to occur of the events described in Sections 7.4, 7.5, 7.6, or 7.7.

7.3.	Separation from Service After Attaining Age 62. Upon a Participant’s Separation from Service after attaining age 62, the vested portion of his or her Deferral Account shall be paid or begin to be paid on the Benefit Commencement Date elected by the Participant, which shall not be later than the January 1st immediately following the Participant’s 75th birthday. Notwithstanding the foregoing, if the Company has publicly-traded stock, distributions made to “specified employees” (within the meaning of Section 409A of the Code and as determined pursuant to policies adopted by the Company) upon Separation from Service shall be paid or begin to be paid no earlier than the first day of the seventh month following Separation from Service unless the Participant dies during the six-month period, in which case Section 7.5 shall apply.
Subject to Section 7.9, payments shall be made in the form determined below and elected by the Participant.

(a)	Forms of Distribution.
(i)	Form 1. Lump Sum Payment. The Participant shall receive a single sum payment on the Benefit Commencement Date.

(ii)	Form 2. Installments. The Participant shall receive payments in the form of up to twenty (20) annual installments commencing on the Benefit Commencement Date.
(b)	Terms and Conditions of Forms. The forms of Benefit Payments described in Section 7.3(a) shall be subject to the following conditions:
(i)	The Benefit Payment under Form 1 shall be paid as soon as administratively feasible following the Benefit Commencement Date but not later than thirty (30) days following the Benefit Commencement Date.

(ii)	Benefit Payments under Form 2 shall be paid annually during the first month of the Plan Year;

(iii)	For purposes of Benefit Payments under Form 2, the Benefit Payments shall be calculated on the basis of the values of the Participant’s Deferral Account determined as of the December 31st preceding the payment date, except that the final Benefit Payment shall be calculated on the basis of the then-current value of the Participant’s Deferral Account.
7.4.	Separation from Service Before Attaining Age 62. If a Participant incurs a Separation from Service, for any reason other than death or Disability, before attaining age 62, the Participant’s Deferral Account shall be paid in accordance with Form 1. Benefit Payments shall commence as soon as administratively feasible, but not later than sixty (60) days following the date of the Separation from Service. Notwithstanding the foregoing, if the Company has publicly-traded stock, distributions made to “specified employees” (within the meaning of Section 409A of the Code and as determined pursuant to policies adopted by the Company) upon Separation from Service shall be paid no earlier than the first day of the seventh month following the separation, unless the Participant dies during the six-month period, in which case Section 7.5 shall apply.

7.5.	Death. Upon the Participant’s death, the Administrator shall pay to the Participant’s Beneficiary a benefit equal to the remaining balance in the Participant’s Deferral Account. The payment shall be made in the form of a lump sum within 60 days following the Participant’s death.

7.6.	Disability. A Participant who suffers a Disability shall receive or begin to receive the balance in his or her Deferral Account on the first day of the month following the Participant’s Disability, regardless of whether the Participant is a specified employee. Payment shall be made in the following form:
(a)	A Participant who incurs a Disability before attaining age 62 shall be paid in accordance with the payment form specified in Section 7.4.

(b)	A Participant who incurs a Disability after attaining age 62 shall be paid in accordance with the payment form specified in Section 7.3.

7.7.	Change in Control. Notwithstanding any Plan provision to the contrary, upon a Change in Control, a Participant’s entire Deferral Account balance (calculated as of the close of business on the day the Change in Control is deemed to have occurred, as determined by the Administrator in its sole discretion) shall be paid in a lump sum within thirty (30) days following the date on which the Change in Control is deemed to have occurred.

7.8.	Hardship Withdrawal. If the Administrator, upon application of a Participant, determines that the Participant has suffered an Unforeseeable Emergency, the Company shall pay to the Participant the portion of the Participant’s vested Deferral Account balance that is necessary to satisfy the emergency. The payment shall be made in a lump sum within 60 days after the Administrator has approved the Participant’s request.

7.9.	Small Account Balance. The Administrator may, in its sole discretion (which shall be evidenced in writing no later than the date of payment), elect to pay the value of the Participant’s Deferral Account upon Separation from Service after attaining age 62 in a single lump sum if the balance of the Deferral Account is not greater than the applicable dollar amount under Code Section 402(g)(1)(B), provided that the payment represents the complete liquidation of the Participant’s interest in the Plan and all other account balance plans as determined pursuant to Treasury Regulation Section 1.409A-1(c)(2). Payment shall be made as soon as administratively feasible but not more than 60 days after the Administrator determines that the balance has fallen below that amount.

7.10.	Discretion to Accelerate Payment. Except as otherwise expressly provided, the Company shall have the discretion to accelerate payment of a Participant’s Deferral Account to the extent permitted pursuant to Treasury Regulation Section 1.409A-3(j)(4).

7.11.	Correction of Amounts Payable. Notwithstanding anything contained in this Article 7 to the contrary, if, after a Participant’s Separation from Service, the Deferral Account balance that would have been payable under the Plan is subject to any deduction, change, offset or correction, then the amount payable to the Participant or Beneficiary shall be adjusted to reflect any such deduction, change, offset or correction.

7.12.	Payment Provision. If a Participant or Beneficiary is to receive or commence benefits within a specified number of days following a specified event, the Participant or Beneficiary will not have the right to designate the taxable year of payment.

7.13.	Forfeiture. Notwithstanding anything to the contrary in the Plan, a portion of a Participant’s Deferral Account and/or Benefit Payments from his or her Deferral Account shall be forfeited if (a) the Company determines at any time that the current or former Participant has embezzled or misappropriated the Company’s funds or property; or (b) the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, and the Participant knowingly or grossly negligently engaged in the misconduct, or knowingly or grossly negligently failed to prevent the misconduct, or the Participant is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002. The portion of his or her Deferral Account that shall be forfeited shall not exceed any Deferral Amounts (including earnings thereon and Matching Contributions related thereto) attributable to Performance-based Compensation that would not have been earned by the Participant in the absence of the Participant’s misconduct as described in clause (a) or the event described in clause (b).

ARTICLE 8
BENEFICIARIES
8.1.	Automatic Beneficiary. Unless a Participant has designated a Beneficiary in accordance with the provisions of Section 8.2 and the Beneficiary has survived the Participant, the Beneficiary shall be deemed to be the Participant’s spouse or, if there is no surviving spouse, then the Participant’s estate.

8.2.	Designated Beneficiary or Beneficiaries. A Participant may, using a form provided by the Administrator, designate the Beneficiary or Beneficiaries to receive any benefit payable under Section 7.5. Each designation shall revoke all prior designations by the Participant and shall be effective only when filed by the Participant during his/her lifetime with the Administrator. Any ambiguity in a Beneficiary designation shall be resolved by the Administrator.
ARTICLE 9
RIGHTS OF PARTICIPANTS AND BENEFICIARIES
9.1.	Creditor Status of Participant and Beneficiary. The Plan constitutes the unfunded, unsecured promise of the Company to make Benefit Payments to each Participant and Beneficiary in the future and shall be a liability solely against the general assets of the Company. The Company shall not be required to segregate, set aside or escrow any amounts for the benefit of any Participant or Beneficiary. Each Participant and Beneficiary shall have the status of a general unsecured creditor of the Company and may look only to the Company and their general assets for Benefit Payments under the Plan.

9.2.	Rights with Respect to Trust. Any trust and any assets held by any trust to assist the Company in meeting in its obligations under the Plan shall in no way be deemed to contradict the provisions of Section 9.1.

9.3.	Investments. In its sole discretion, the Company may acquire insurance policies, annuities or other financial vehicles for the purpose of providing future assets of the Company to meet its anticipated liabilities under the Plan. The policies, annuities or other investments shall at all times be and remain unrestricted general property and assets of the Company or property of a trust. Participants and Beneficiaries shall have no rights, other than as general creditors, with respect to the policies, annuities or other acquired assets.
ARTICLE 10
TRUST
10.1.	Establishment of Trust. Notwithstanding any other provision or interpretation of the Plan, the Company may establish a trust in which to hold cash, insurance policies or other assets to be used to make, or reimburse the Company for, as applicable, Benefit Payments to the Participants or Beneficiaries. Any trust assets shall at all times remain subject to the claims of general creditors of the Company in the event of their insolvency as more fully described in the trust.
10.2.	Obligations of the Company. Notwithstanding the fact that a trust may be established under Section 10.1, the Company shall remain liable for paying the benefits under the Plan. However, any Benefit Payments to a Participant or a Beneficiary made by the trust shall satisfy the Company’s obligation to make the Benefit Payments to that person.

10.3.	Trust Terms. A trust established under Section 10.1 may be revocable by the Company. However, the trust may become irrevocable in accordance with its terms in the event of a Change in Control. The trust may contain such other terms and conditions as the Company may determine to be necessary or desirable. The Company may terminate or amend a trust established under Section 10.1 at any time, and in any manner it deems necessary or desirable, subject to the second sentence of this Section 10.3 and the terms of any agreement under which any such trust is established or maintained.
ARTICLE 11
CLAIMS PROCEDURE
11.1.	Claim for Benefits. Any claim for benefits under the Plan shall be made in writing to the Administrator in the manner reasonably prescribed by the Administrator. The Administrator shall process each such claim and determine entitlement benefits within thirty (30) days following the receipt of a completed application for benefits unless special circumstances require and extension of time for processing the claim. If such an extension of time for processing is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial thirty (30)-day period. In no event shall the extension exceed a period of thirty (30) days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date as of which the Administrator expects to render the final decision.

11.2.	Denial of a Claim. If a claim is wholly or partially denied by the Administrator, the Administrator shall notify the claimant of the denial of the claim in writing delivered in person or mailed by first class mail to the claimant’s last known address. The notice of denial shall contain:
(a)	the specific reason or reasons for denial of the claim,

(b)	a reference to the relevant Plan provisions upon which the denial is based,

(c)	a description of any additional material or information necessary for the claimant to perfect the claim, together with an explanation of why the material or information is necessary and

(d)	an explanation of the Plan’s claim review procedure.
If no notice of denial is provided, and if the claim has not been granted within the time specified above for approval of the claim, the claim shall be deemed denied and subject to review as described below. The interpretations, determinations and decisions of the

Administrator shall be final and binding upon all persons with respect to any right, benefit and privilege hereunder, subject to the review procedures set forth in this Article 11.
11.3.	Request for Review of a Denial of a Claim for Benefits. Any claimant or authorized representative of the claimant whose claim for benefits under the Plan has been denied or deemed denied, in whole or in part, by the Administrator may upon written notice delivered to the Appeals Committee request a review by the Appeals Committee of the denial of Participant’s claim for benefits. The claimant shall have sixty (60) days from the date on which the claim is deemed denied, or sixty (60) days from receipt of the notice denying the claim, as the case may be, in which to request a review. The claimant’s notice must specify the relief requested and the reason the claimant believes the denial should be reversed.

11.4.	Appeals Procedure. The Appeals Committee is hereby authorized to review the facts and relevant documents, including the Plan document, to interpret the Plan and other relevant documents and to render a decision on the appeal of the claimant. The review may be made by written briefs submitted by the claimant and the Administrator or at a hearing, or by both, as shall be deemed necessary by the Appeals Committee. Upon receipt of a request for review, the Appeals Committee shall schedule a hearing to be held (subject to reasonable scheduling conflicts) not less than thirty (30) nor more than forty-five (45) days from the receipt of the request. The date and time of the hearing shall be designated by the Appeals Committee upon not less than fifteen (15) days notice to the claimant and the Administrator, unless both the claimant and the Administrator accept shorter notice. The notice shall specify that the claimant must indicate, in writing, and least five (5) days in advance of the time established for the hearing, claimant’s intention to appear at the appointed time and place, or the hearing will automatically be canceled. The reply shall specify any other persons who will accompany claimant to the hearing, or the other persons will not be admitted to the hearing. The Appeals Committee shall make every effort to schedule the hearing on a day and at a time that is convenient to both the claimant and the Administrator. The hearing will be scheduled at the Company’s headquarters unless the Appeals Committee determines that another location would be more appropriate. The Company shall provide the claimant, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits and claimant may submit issues and comments in writing prior to or during the hearing.

11.5.	Decision Upon Review of Denial of Claim for Benefits. After the review has been completed, the Appeals Committee shall render a decision in writing, and a copy shall be sent to both the claimant and the Administrator. In making its decision, the Appeals Committee shall have full power, authority and discretion to determine any and all questions of fact, resolve all questions of interpretation of this plan document or related documents that may arise under any of the provisions of the Plan or such documents as to which no other provision for determination is made under this plan document, and exercise all other powers and discretions necessary to be exercised under the terms of the Plan which the Appeals Committee is herein given or for which no contrary provision is made and to determine the right to benefits of, and the amount of benefits, if any, payable to any person in accordance with the provisions of the Plan. The Appeals Committee shall render a decision on the claim review promptly, but not more than sixty (60) days after the receipt of the claimant’s request for review, unless a hearing is held, in which case the sixty (60)-day period shall be extended to thirty (30) days after the date of the hearing. The decision shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, shall contain specific references to the pertinent provisions of the Plan and related documents upon which the decision is based, and shall state that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits. The decision on review shall be furnished to the claimant within the appropriate time described above. If the decision on review is not furnished within that time, the claim shall be deemed denied on review at the end of that period. There shall be no further appeal from a decision rendered by the Appeals Committee. The decision of the Appeals Committee shall be final and binding in all respects on the Administrator, the Company and the claimant. Except as otherwise provided by law, the review procedures of this Article 11 shall be the claimant’s sole and exclusive remedy and shall be in lieu of all actions at law, in equity, pursuant to arbitration or otherwise.

11.6.	Appeals Committee. In the case of death, resignation or removal of any member of the Appeals Committee, the remaining members shall act until a successor-member shall be appointed by the Board. All communications to the Appeals Committee shall be addressed to the Company’s Secretary at the address of the Company.

11.7.	Operations of Appeals Committee. On all matters and questions, a decision of a majority of the members of the Appeals Committee shall govern and control. Meetings may be held in person or by telephonic or electronic means. In lieu of a meeting, decisions may be made by unanimous written consent. The Appeals Committee shall appoint one of its members to act as its Chairman and another member to act as Secretary. The terms of office of these members shall be determined by the Appeals Committee, and either or both of the Secretary or Chairman may be removed by the other members of the Appeals Committee for any reason that the other members may deem just and proper. The Secretary shall do all things directed by the Appeals Committee. Although the Appeals Committee shall act by decision of a majority of its members as above provided, nevertheless in the absence of written notice to the contrary, every person may deal with the Secretary and consider the Secretary’s acts as having been authorized by the Appeals Committee. Any notice served or demand made on the Secretary shall be deemed to have been served or made upon the Appeals Committee.
ARTICLE 12
ADMINISTRATION
12.1.	Appointment of Administrator. The Compensation Committee of the Board shall appoint the Administrator, which shall be any person(s), corporation or partnership (including the Company itself) as the Compensation Committee shall deem desirable in its sole discretion. The Administrator may be removed or resign upon thirty (30) days written notice or such lesser period of notice as is mutually agreeable. Unless the Board appoints another Administrator, the Company’s Employee Benefits Committee shall be the Administrator.

12.2.	Powers and Duties of the Administrator. Except as expressly otherwise set forth herein, the Administrator shall have the authority and responsibility granted or imposed on an “administrator” by ERISA. The Administrator shall determine any and all questions of fact, resolve all questions of interpretation of the Plan that may arise under any of the provisions of the Plan as to which no other provision for determination is made hereunder, and exercise all other powers and discretions necessary to be exercised under the terms of the Plan that the Administrator is herein given or for which no contrary provision is made. The Administrator shall have full power and discretion to interpret the Plan and related documents, to resolve ambiguities, inconsistencies and omissions, to determine any question of fact, and to determine the rights and benefits, if any, of any Participant, or other applicant, in accordance with the provisions of the Plan. Subject to the provisions of any claims procedure hereunder, the Administrator’s decision with respect to any matter shall be final and binding on all parties concerned, and neither the Administrator nor any of its directors, officers, employees or delegates nor, where applicable, the directors, officers or employees of any delegate, shall be liable in that regard except for gross abuse of the discretion given it and them under the terms of the Plan. All determinations of the Administrator shall be made in a uniform, consistent and nondiscriminatory manner with respect to all Participants and Beneficiaries in similar circumstances. The Administrator, from time to time, may designate one or more person or agents to carry out any or all of its duties hereunder.

12.3.	Engagement of Advisors. The Administrator may employ actuaries, attorneys, accountants, brokers, employee benefit consultants, and other specialists to render advice concerning any responsibility the Administrator or Appeals Committee has under the Plan. These persons may also be advisors to the Company.

12.4.	Payment of Costs and Expenses. The costs and expenses incurred in the administration of the Plan shall be paid in either of the following manners as determined by the Company in its sole discretion:
(a)	The expenses may be paid directly by the Company; or

(b)	The expenses may be paid out of the trust, if any (subject to any restriction contained in the trust or required by law).
The costs and expenses include those incident to the performance of the responsibilities of the Administrator or the Appeals Committee, including but not limited to, claims, administration fees and costs, fees of accountants, legal counsel and other specialists, bonding expenses, and other costs of administering the Plan. Notwithstanding the foregoing, in no event will any person serving in the capacity of Administrator or member of the Appeals Committee who is a full-time employee of the Company be entitled to any additional compensation for his or her services as Administrator or member of the Appeals Committee.
ARTICLE 13
AMENDMENT AND TERMINATION
13.1.	Power to Amend or Terminate. Except as otherwise provided herein following a Change in Control, the Plan may be amended by the Board at any time, and may be terminated by the Board at any time, but no such amendment, modification or termination shall reduce the amounts credited to the Deferral Account of any Participant, determined as of the date of such amendment, modification or termination. The amendment or termination shall be in writing. The Plan may not be amended (but may be terminated) during the two (2)-year period following a Change in Control, except that amendments may be made as required by law.

13.2.	Effects of Plan Termination. If the Plan is terminated, then, on and after the effective date of the termination, all deferrals and allocations under the Plan shall cease and each Participant’s or Beneficiary’s Deferral Account shall be paid to him/her as required by Article 6 and Article 7. Alternatively, each Participant’s or Beneficiary’s Deferral Account shall be paid in a cash lump-sum provided that (a) the termination of the Plan does not occur proximate to a downturn in the financial health of the Company, (b) the Board terminates all non-qualified deferred compensation arrangements of the same type (as defined in §409A) at the same time that the Plan is terminated; (c) the Company makes no Benefit Payments to Participants and Beneficiaries for twelve (12) months after the Company takes all necessary action to terminate the Plan (except for amounts otherwise payable pursuant to Articles 6 and 7) but makes all payments within twenty-four (24) months after the Company takes all necessary action to terminate the Plan; and (d) the Company adopts no new non-qualified deferred compensation arrangement of the same type for three (3) years after the Company takes all necessary action to terminate the Plan.

13.3.	No Liability for Plan Amendment or Termination. None of the Company, any officer or any Board member shall have any liability as a result of the amendment or termination of the Plan. Without limiting the generality of the foregoing, the Company shall have no liability for terminating the Plan even if a Participant may have expected to have future allocations made on Participant’s behalf had the Plan remained in effect.
ARTICLE 14
MISCELLANEOUS
14.1.	Non-Alienation. Except as provided in Section 14.2, no benefits or amounts credited to any Deferral Account shall be subject in any manner to be anticipated, alienated, sold, transferred, assigned, pledged, encumbered, attached, garnished or charged in any manner (either at law or in equity), and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber, attach, garnish or charge the same shall be void; nor shall any such benefits or amounts in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of the person entitled to the benefits or amounts as are herein provided to the Participant.

14.2.	Domestic Relations Order. If a court order is issued to the Company that is intended to divide a Participant’s Deferral Account between the Participant and his/her spouse, the order shall be applied by the Company if it clearly specifies the manner for determining a former spouse’s share of the Participant’s Deferral Account, and it does not provide for payment to the former spouse prior to the time the Participant or his/her Beneficiary is eligible for payment. Payment pursuant to the order shall reduce the Participant’s Deferral Account.

14.3.	Tax Withholding. The Company may withhold from a Participant’s compensation or any payment made by it under the Plan such amount or amounts as may be required for purposes of complying with the tax withholding or other provisions of the Code or the Social Security Act or any state or local income or employment tax act or for purposes of paying any estate, inheritance or other tax attributable to any amounts payable hereunder

14.4.	Incapacity. If the Administrator determines that any Participant or other person entitled to payments under the Plan is incompetent by reason of physical or mental disability and consequently is unable to give a valid receipt for payments made hereunder, or is a minor, the Administrator may order the payments becoming due to that person to be made to another person for the Participant’s benefit, without responsibility on the part of the Administrator to follow the application of amounts so paid. Payments made pursuant to this Section shall completely discharge the Administrator, the Company and the Appeals Committee with respect to those payments.

14.5.	Administrative Forms. All applications, elections and designations in connection with the Plan made by a Participant or other person shall become effective only when duly executed on forms or via the Plan’s Participant Access System as provided by the Administrator and filed with the Administrator.

14.6.	Independence of Plan. Except as otherwise expressly provided herein, the Plan shall be independent of, and in addition to, any other benefit agreement or plan of the Company or any rights that may exist from time to time thereunder.

14.7.	No Employment Rights Created. The Plan shall not be deemed to constitute a contract conferring upon any Participant the right to be or remain employed by the Company for any period of time.

14.8.	Responsibility for Legal Effect. None of the Company, the Administrator, Appeals Committee or any other officer, member, delegate or agent of any of them makes any representations or warranties, express or implied, or assumes any responsibility concerning the legal, tax or other implications or effects of the Plan. Without limiting the generality of the foregoing, the Company shall not have any liability for the tax liability that a Participant may incur resulting from participation in the Plan or Benefit Payments under the Plan.

14.9.	Limitation of Duties. The Company, the Board, the Administrator, the Appeals Committee, and their respective officers, members, employees and agents shall have no duty or responsibility under the Plan other than the duties and responsibilities expressly assigned to them herein or delegated to them pursuant hereto. None of them shall have any duty or responsibility with respect to the duties or responsibilities assigned or delegated to another of them.

14.10.	Limitation of Sponsor Liability. Any right or authority exercisable by the Company, pursuant to any provision of the Plan, shall be exercised in the Company’s capacity as sponsor of the Plan, or on behalf of the Company in that capacity, and not in a fiduciary capacity, and may be exercised without the approval or consent of any person in a fiduciary capacity. Neither the Company, nor any of its respective officers, members, employees, agents and delegates, shall have any liability to any party for its exercise of any such right or authority.

14.11.	Successors. The terms and conditions of the Plan shall inure to the benefit of and bind the Company and its successors, the Participants, their Beneficiaries and the personal representatives of the Participants and their Beneficiaries.

14.12.	Controlling Law. The Plan shall be construed in accordance with the laws of the State of Ohio to the extent not preempted by laws of the United States.

14.13.	Notice. Any notice or filing required or permitted to be given to the Compensation Committee under the Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:
Libbey Inc.
300 Madison Avenue
Toledo, Ohio 43699-0060
Attn:   Administrator, Libbey Inc.
            Libbey Inc. Executive Deferred Compensation Plan
14.14.	Headings and Titles. The headings and titles of Articles and Sections used in the Plan are for convenience of reference only and shall not be considered in construing the Plan.

14.15.	General Rules of Construction. The masculine gender shall include the feminine and neuter, and vice versa, as the context shall require. The singular number shall include the plural, and vice versa, as the context shall require. The present tense of a verb shall include the past and future tenses, and vice versa, as the context requires.

14.16.	Severability. If any provision or term of the Plan, or any agreement or instrument required by the Administrator, is determined by a judicial, quasi-judicial or administrative body to be void or not enforceable for any reason, all other provisions or terms of the Plan or the agreement or instrument shall remain in full force and effect and shall be enforceable as if the void or non-enforceable provision or term had never been a part of the Plan, or the agreement or instrument except as to the extent the Administrator determines the result would have been contrary to the intent of the Company in establishing and maintaining the Plan.

14.17.	Indemnification. The Company shall indemnify, defend, and hold harmless any Executive, officer or Board member for all acts taken or omitted in carrying out the responsibilities of the Company, the Board, the Administrator or the Appeals Committee under the terms of the Plan. This indemnification for all such acts taken or omitted is intentionally broad, but shall not provide indemnification for any civil penalty that may be imposed by law, nor shall it provide indemnification for embezzlement or diversion of Plan funds for the benefit of any such individual. The Company shall indemnify any such individual for expenses of defending an action by a Participant, Beneficiary, service provider, government entity or other person, including all legal fees and other costs of the defense. The Company shall also reimburse any such individual for any monetary recovery in a successful action against such individual in any federal or state court or arbitration. In addition, if a claim is settled out of court with the concurrence of the Company, the Company shall indemnify any such individual for any monetary liability under any such settlement, and the expenses thereof. The indemnification will not be provided to any person who is not a present or former Executive, officer or Board member of the Company, nor shall it be provided for any claim by the Company against any such individual.
* * * * *

          THEREFORE, Libbey Inc. has caused the Plan to be executed and adopted as of January 1, 2009.

Libbey Inc.

By	/s/ John F. Meier	Date:	November 10, 2008

John F. Meier, Chief Executive Officer
Attest:

By	/s/ Susan Allene Kovach

Susan Allene Kovach, Secretary